Exhibit 10.39

(1) Autoliv Inc.

(2) Mats Wallin

Mutual Separation Agreement

This agreement regarding termination of employment “the Agreement” is entered into

BETWEEN:

(1)	Autoliv Inc. referred to as “the Company”;

(2)	Mats Wallin, personal identification number ( ) referred to as “the Executive”; together referred to as “the Parties”.

1.	Background

1.1	The Executive is employed by the Company pursuant to the terms and conditions outlined in the Executive’s employment agreement dated 2009-07-09.

1.2	The Company and the Executive have agreed that the employment of the Executive shall cease on the terms set out in this agreement. This agreement will take effect on a date to be determined by the Company “the agreement effective date”, not later than July 31, 2016.

The Executive shall be released from all duties linked to the Company on the agreement effective date, except for being reasonably available over the phone and email to answer any questions that the Company may have. Apart from what is explicitly stated below, this agreement supersedes all earlier oral and written agreements between the Company or any associated company, and the Executive, relating to the employment of the Executive. For the purpose of this agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

The provisions of this Separation Agreement, including the avoidance of doubt section 5.6 below, shall not waive or terminate any rights to indemnification Executive may have under the Company’s Restated Certificate of Incorporation, Restated Bylaws or the Indemnification Agreement between the Executive and the Company.

2.	Termination of the Employment

2.1	The Executive’s employment with the Company shall cease 18 calendar months after the agreement effective date (“the termination date”). Any change to be requested by the Executive to apply an earlier termination date due to new employment is subject to the written approval of the Company.

3.	Compensation

3.1	The Executive shall be entitled to his current monthly base salary, pension contribution and other current perquisites until the termination date.

3.2	The Executive shall be entitled to “the Short Term Incentive” in accordance with the Company’s policy, for the full performance year 2015 to be paid in 2016 and for 2016 to be paid in March 2017. The short term incentive payment does not constitute any form of pension entitlement or right to vacation pay.

3.3	The Company shall pay the Executive a lump-sum payment “the Additional Lump-sum Payment” equivalent to three monthly base salaries at the end of August 2016.

The payment does not constitute any form of pension entitlement or right to vacation pay.

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3.4	Not later than one month following the termination date the Company shall pay a lump sum, severance payment to the Executive “the Severance Pay” which is 12 months equivalent of the clauses (i) through (iv) of Section 6.2 of the Severance Agreement (dated July 9, 2009) signed between “the Parties”. The payment does not constitute any form of pension entitlement or right to vacation pay.

3.5	The Company shall withhold income tax for all the compensation components and in addition thereto pay any statutory social security charges, as applicable.

If the parties agree on an “early termination date” due to the Executive’s new employment the following conditions will apply, “the early termination date”

i.	The Executive will receive 60% of the monthly base salary and pension contribution between the early termination date and the termination date.

ii.	Other perquisites provided to the Executive shall be cancelled starting from the early termination date.

iii.	The Executive shall be eligible for the annual bonus as described in paragraph 3.2 pro-rated until the early termination date, the additional lump-sum payment, and the severance pay if the payments have not already been made.

iv.	All the payments remaining after the early termination shall accelerate and be paid to the Executive not later than one month following the early termination date.

3.6	Not later than the month following the termination date or the early termination date, the Company shall pay any vacation pay accrued until the agreement effective date. Any vacation day earned between the agreement effective date and the termination date or the early termination date will be registered as used by the Executive.

4.	Undertakings

4.1	The Executive has an obligation of loyalty that follows by an employment relationship. Accordingly, the Executive has a duty to be loyal to the Company until the termination date and thus carry out, inter alia, the remaining tasks and assignments the Executive is instructed to carry out as well as not being engaged in any business competing with the Company or its associated companies.

4.2	The Executive will continue to be bound by the confidentiality undertaking under section 8 under the employment agreement. The Executive is thereby not allowed to in any way disclose sensitive or other confidential information regarding the Company or any of its associated companies to any other company or individuals not employed by the Company or any of its associated companies. This confidentiality undertaking is not limited in time. The Executive also recognises that he will adhere to section 10 of the employment agreement regarding intellectual property rights.

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4.3	To avoid any misunderstandings, the Company hereby releases the Executive from the non-competition obligation under section 9 of the employment agreement. The Company will thereby have no obligation to pay the compensation outlined under section 9 of the employment agreement.

5.	Other Issues and Final Settlement

5.1	The executive participates in Autoliv, Inc. 1997 Stock Incentive Plan (“Incentive Plan”). The parties agree that the Executive’s entitlement under the incentive plan will be handled in accordance with the rules and regulations prescribed by the incentive plan. With reference to the rules of the plan, the parties note that all of the Executive’s Restricted Stock Units promised but not vested will not vest and shall be forfeited as of the termination date or the early termination date. The Executive’s unvested Non-Statutory Stock Options (“Options”) under the Stock Incentive Plan will become exercisable if the date of exercisability is before the termination date or the early termination date. The Parties further note that the Executive’s already vested Options, if any, will remain exercisable for three (3) months after the termination date or the early termination date or until the expiration date for the Options, whichever occurs first.

5.2	The Parties agree that the Executive shall have no priority rights to re-employment.

5.3	The separation between Executive and the Company is based on mutual trust and the parties agree that they shall use their best endeavours to act in a fair and considerate way regarding all issues relating to this separation, including internal and external communication and other practical matters that have to be resolved as consequence of this separation. The parties have further agreed to keep the contents of this agreement confidential other than such disclosures that are required to comply with applicable securities laws in the U.S. or Sweden.

5.4	On the date the Executive is released from all duties, the Executive shall return to the Company all keys, credit cards, documents, mobile phone, laptop computer and all other property which the Executive may have in his possession and which belongs to the Company or its associated companies.

5.5	The Executive shall resign from all board of directors or similar directorship in the Company or in any other associated companies latest on the date the Executive is released. The Executive acknowledges that he has no claim whatsoever outstanding against either the Company, its associated companies or any of their respective officers, directors and employees in connection with the position as director. To the extent that any such claim exists or may exist, the Executive irrevocably waive such claim and release the Company, its associated companies and each of their respective officers, directors and employees from any liability whatsoever in respect of such claim.

5.6	Through the signing of this agreement and the fulfilment of the provisions herein, all unsettled matters between the parties shall be deemed to be finally settled and the Executive shall have no claims against the Company or any of its associated companies as regards salary, vacation pay, bonus, pension contributions, damages or otherwise.

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6.	Governing Law and disputes

This agreement shall be governed by and construed in accordance with the laws of Sweden.

This agreement has been duly executed in two original copies, of which each of the parties has taken one copy.

Place; Stockholm, Sweden

Date; Stockholm November 20, 2015

On behalf of Autoliv, Inc.	The Executive

/s/ Jan Carlson	/s/ Mats Wallin
Jan Carlson	Mats Wallin
Chairman & CEO

/s/ Karin Eliasson
Karin Eliasson
Group Vice President Human Resources

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